UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2011

SVB Financial Group

(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2011, SVB Financial Group (the “Company”) announced that effective April 21, 2011, Greg Becker, President, will assume the role of Chief Executive Officer. Ken Wilcox, current Chief Executive Officer, will become Chairman of Silicon Valley Bank, and will focus exclusively on the Company’s operations in China, with a priority of establishing its joint venture bank.

Mr. Becker, age 43, joined the Company in 1993 as part of the Bank’s Northern California Technology Division. In 1995, he joined the National Division and in 1996, opened the Bank’s regional office in Boulder, Colorado, serving as Senior Vice President and Manager. Mr. Becker served as the Division Manager of the Venture Capital Group from 1999 to 2001 and as Chief Banking Officer from 2002 to 2003. In 2003, he was appointed Chief Operating Officer, Commercial Bank, and then as President, Silicon Valley Bank (the “Bank”), in 2008. In 2010, he was appointed as President of both the Company and the Bank. Mr. Becker holds a bachelor’s degree in Finance from Indiana University.

As required to be disclosed in this report under applicable SEC rules, Mr. Becker participates in the Company’s SVB Qualified Investors Funds (the “QIFs”), which are investment funds formed by the Company for employee participants that meet certain eligibility requirements. All employee participants are required to invest in the QIFs with their own money, but the Company manages the fund and pays all associated administrative costs. Mr. Becker’s interest in the QIFs is previously disclosed in the Company’s most recently-filed annual proxy statement. Additionally, Mr. Becker does not have any familial relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

A copy of the press release announcing the changes described above is attached as Exhibit 99.1 and incorporated hereto by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 20 2011, announcing the promotion of Greg Becker

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2011	SVB FINANCIAL GROUP

	By:	/s/ MICHAEL DESCHENEAUX

Name:	Michael Descheneaux

Title:	Chief Financial Officer